Exhibit 99.1

VisiRose Introduces Revolutionary Therapy for Severe Eye Infections

Collaboration between Bascom Palmer Eye Institute and Provectus Biopharmaceuticals

KNOXVILLE, Tenn. — December 10, 2024 — VisiRose, a clinical-stage biotechnology company, is introducing Rose Bengal Photodynamic Antimicrobial Therapy (RB PDAT), a groundbreaking, non-invasive investigational treatment for infectious keratitis and other serious eye infections developed by the University of Miami Miller School of Medicine’s Bascom Palmer Eye Institute (BPEI). VisiRose, a newly launched company of Provectus Biopharmaceuticals (OTCQB: PVCT) and the University, is focused on commercializing this innovative ocular research by combining a formulation of Provectus’s pharmaceutical-grade bioactive synthetic small molecule Rose Bengal Sodium (RBS) and BPEI’s light-based medical device to treat eye infections caused by bacteria, fungi, and parasites.

RB PDAT offers a potential solution to the growing global problem of antimicrobial resistance (AMR), providing a broad-spectrum ocular therapy that may be safe, effective, and cost-efficient. The treatment has shown rapid infection resolution and improved patient outcomes in clinical trials across the U.S., India, Brazil, and Mexico.

“RB PDAT is a revolutionary, non-invasive treatment showing remarkable promise for patients with severe infectious keratitis. This innovative therapy harnesses the power of light to combat infection and offers new hope for preserving vision,” said Jean-Marie Parel, IngETS-G, Ph.D., FAIMBE, FARVO, Director and co-founder of the Ophthalmic Biophysics Center at BPEI.

Guillermo Amescua, M.D., Professor of Clinical Ophthalmology, Medical Director of the Ocular Microbiology Laboratory, and a board-certified ophthalmologist at BPEI added, “VisiRose is crucial for translating the innovation of RB PDAT from the laboratory to a widely accessible treatment, ultimately benefiting countless patients worldwide.”

“VisiRose is the bridge that connects innovation with impact. It enables us to bring the hope of RB PDAT to patients who desperately need it, transforming lives and shaping the future of eye care,” said Ed Pershing, Chairman of the Board of Directors of VisiRose and Provectus.

Dominic Rodrigues, Acting CEO of VisiRose added, “RB PDAT offers a beacon of hope for patients facing the threat of vision loss from infectious keratitis. This innovative therapy, with its targeted action and dual benefits, represents a significant advancement in eye care, paving the way for a brighter future for those struggling with this challenging condition.”

In more than 500 patients, RB PDAT has shown promising results in treating severe eye infections where traditional therapies have failed. VisiRose is poised to address a significant gap in the $60 billion global ophthalmic market, focusing on regions and populations impacted by rising AMR and the lack of access to effective treatments.

About VisiRose

VisiRose is a newly launched, clinical-stage biotechnology company of the University of Miami and Provectus Biopharmaceuticals, focused on commercializing the Miller School of Medicine’s Bascom Palmer Eye Institute and its Ophthalmic Biophysics Center’s innovative ocular research using Provectus’s bioactive synthetic small molecule Rose Bengal Sodium (RBS). For more information, please visit: https://visirose.com.

About Bascom Palmer Eye Institute

The Bascom Palmer Eye Institute, part of the University of Miami Health System, is consistently ranked #1 in ophthalmology in the U.S. by U.S. News & World Report. Known for its cutting-edge research and clinical excellence, Bascom Palmer provides world-class care across all ophthalmic subspecialties and is at the forefront of developing innovative treatments for eye diseases. With a commitment to advancing both patient care and medical research, it is recognized globally as a leader in ophthalmology. For more information, please visit: https://umiamihealth.org/en/bascom-palmer-eye-institute.

About Provectus Biopharmaceuticals

Provectus Biopharmaceuticals (OTCQB: PVCT) is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of bioactive synthetic small molecules called halogenated xanthenes. The Company’s lead molecule is named Rose Bengal Sodium. Provectus’s drug platform includes:

●	Clinical development programs in oncology, dermatology, and ophthalmology,
●	In vivo proof-of-concept programs in oncology, hematology, full-thickness cutaneous wound healing, and canine cancers, and
●	In vitro discovery programs in infectious diseases, tissue regeneration and repair, and several proprietary targets.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, www.clinicaltrials.gov. For more information, please visit: www.provectusbio.com.

For Media Inquiries:

VisiRose, Inc.

E: contact@visirose.com

W: visirose.com

Contact:

VisiRose, Inc.

Dominic Rodrigues

Acting Chief Executive Officer

E: rodrigues@visirose.com